EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Second Quarter 2014 Results

REDWOOD CITY, CA — July 30, 2014 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its second quarter ended June 30, 2014. Revenues for the second quarter were $3.2 million, compared with revenues of $3.0 million for the first quarter ended March 31, 2014 and $4.1 million for the comparable quarter of 2013.

License revenue for the second quarter of 2014 was $1.3 million, compared with $1.2 million for the prior quarter and $1.4 million for the comparable quarter of 2013. The majority of the second quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the second quarter of 2014, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.3 million, or $0.49 per basic and diluted share, as compared with GAAP net loss of $2.3 million, or $0.49 per basic and diluted share, for the first quarter of 2014 and GAAP net loss of $1.1 million, or $0.23 per basic and diluted share, for the comparable quarter of 2013.

As of June 30, 2014 the Company had $43.9 million of cash and cash equivalents and short-term investments, compared to a combined balance of $45.9 million as of March 31, 2014 and $49.5 million as of June 30, 2013.

”On Tuesday, July 29th, we announced the release of Vmoso, a new platform of engagement unifying virtual, mobile, and social communication & collaboration for the enterprise, and myVmoso,  its companion “freemium” offering for individual professional and SOHO users. " said Dr. Pehong Chen, President and CEO of BroadVision, "Vmoso consolidates the five most essential business communication & collaboration tools -- email (long messaging), chat (short messaging), content-sharing, workflow, and social networking -- into one cohesive platform, which we believe will enable the enterprise to accrue significant business value by getting more done with less.  We are truly excited about its potential and look forward to introducing its benefits to our customers on a global basis. ”

Conference Call Information

BroadVision management will host a conference call today, Wednesday, July 30th, 2014, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 5569711#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise, its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.  BroadVision® solutions – including Vmoso for unified communication & collaboration and Clearvale® for enterprise social networking are available globally in the cloud via the Web and mobile applications.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about the ability of enterprises to achieve to achieve value, results and efficiencies, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2014	2013
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$43,948	$46,400
Other current assets	3,222	4,771
Total current asset	47,170	51,171
Other non-current assets	408	438
Total assets	$47,578	$51,609
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,107	$7,417
Other non-current liabilities	781	778
Total liabilities	7,888	8,195
Total stockholders' equity	39,690	43,414
Total liabilities and stockholders' equity	$47,578	$51,609

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Software licenses	$1,252	$1,387	$2,478	$2,989
Services	1,908	2,693	3,676	4,934
Total revenues	3,160	4,080	6,154	7,923
Cost of revenues:
Cost of software revenues	45	46	89	70
Cost of services	1,333	1,057	2,323	2,234
Total cost of revenues	1,378	1,103	2,412	2,304
Gross profit	1,782	2,977	3,742	5,619
Operating expenses:
Research and development	1,775	1,836	3,604	3,539
Sales and marketing	1,351	1,506	2,858	2,954
General and administrative	878	1,022	1,878	2,117
Total operating expenses	4,004	4,364	8,340	8,610
Operating loss	(2,222)	(1,387)	(4,598)	(2,991)
Other (expense) income, net	(85)	300	(45)	(230)
Loss before provision for income taxes	(2,307)	(1,087)	(4,643)	(3,221)
Provision for income taxes	(26)	(5)	(29)	(19)
Net loss	$(2,333)	$(1,092)	$(4,672)	$(3,240)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.49)	$(0.23)	$(0.98)	$(0.69)
Shares used in computing:
Weighted average shares-basic and diluted	4,794	4,702	4,782	4,694